Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Itamar Medical Ltd.

We consent to the incorporation by reference in the registration statements (Nos. 333- 250155 and 333-252364) on Form F-3 and (Nos. 333-230799 and 333-236883) on Form S-8 of Itamar Medical Ltd. of our report dated March 29, 2021, with respect to the consolidated statements of financial position of Itamar Medical Ltd. and its subsidiaries as of December 31, 2020 and 2019, the related consolidated statements of operations, comprehensive loss, changes in equity, and cash flows for each of the years in the three-year period ended December 31, 2020, and the related notes, which report appears in the December 31, 2020 annual report on Form 20-F of Itamar Medical Ltd.

Our report refers to a change in method of accounting for leases as of January 1, 2019.

/s/ Somekh Chaikin
Member Firm of KPMG International

Tel Aviv, Israel
March 29, 2021